Exhibit 10.1

TIBCO SOFTWARE INC.

NOTICE OF AWARD OF PERFORMANCE-BASED RESTRICTED STOCK UNITS

TIBCO Software Inc. (the “Company”) hereby grants you,                     (the “Employee”), an Award of Restricted Stock Units under the Company’s 2008 Equity Incentive Plan (the “Plan”). The date of this Performance-Based Restricted Stock Unit Agreement (the “Agreement”) is             , 2014 (the “Grant Date”). The Agreement is comprised of this Notice of Award, the attached Terms and Conditions of Performance-Based Restricted Stock Units (the “Terms and Conditions”) (Appendix A), and the attached Performance-Based Vesting Requirements (Appendix B). Subject to the provisions of this Agreement and of the Plan, the principal features of this grant are as follows:

Award Number:

Number of Restricted Stock Units:

Performance Period:	Fiscal Years 2016 through 2018

Conditional Grant:	This grant of Restricted Stock Units is conditioned on stockholder approval of an amendment to the Plan, at the annual meeting of the Company stockholders to be held on April 3, 2014, to increase the applicable number of Shares which can be issued pursuant to Awards under the Plan (the “Plan Amendment”). In no event may Shares be issued under this Agreement prior to stockholder approval of the Plan Amendment. If stockholders do not approve the Plan Amendment at the 2014 annual meeting, then this grant of Restricted Stock Units shall be immediately cancelled and forfeited at no cost to the Company and the Employee will have no further rights thereunder.

Vesting of Restricted Stock Units:	In process: In order for the Employee to vest in any of the Restricted Stock Units (“RSUs”) covered by this Agreement, specified goals for non-GAAP EPS must be achieved and the Employee must remain a Service Provider through the applicable vesting date(s). As described in more detail elsewhere in this Agreement, in order for any RSUs to vest, the Company’s non-GAAP EPS during at least one (1) of the Fiscal Years that comprise the Performance Period must be $2.00 or higher. The number of RSUs (if any) that actually vest will depend on (a) the exact Fiscal Year in which non-GAAP EPS of at least $2.00 is achieved and (b) the Company’s non-GAAP EPS performance for the Fiscal Year(s) preceding or following the Fiscal Year in which the EPS Goal first is achieved.* See Appendix B, Performance-Based Vesting Requirements, for more detailed information.

IMPORTANT:

* Except as otherwise specifically provided in this Agreement, in addition to the requirement that the goals for non-GAAP EPS be attained, Employee will not vest in any Restricted Stock Units unless he or she remains a Service Provider through the applicable vesting date.

Employee’s written signature below indicates his or her agreement and understanding that this grant is subject to all of the terms and conditions contained in this Agreement (including the Notice of Award, Appendix A and Appendix B) and the Plan. For example, important additional information on vesting and forfeiture of this grant is contained in paragraphs 3, 4, 5, 6 and 7 of Appendix A and in Appendix B. PLEASE BE SURE TO READ ALL OF THE DETAILED TERMS AND CONDITIONS OF THIS GRANT.

EMPLOYEE ACKNOWLEDGES AND AGREES THAT IF THE COMPANY STOCKHOLDERS DO NOT APPROVE THE ADDITION OF SHARES TO THE PLAN AT THE 2014 ANNUAL MEETING, THIS RESTRICTED STOCK UNIT AWARD SHALL BE IMMEDIATELY CANCELLED AND FORFEITED AND THE EMPLOYEE WILL HAVE NO RIGHTS TO ANY BENEFITS, SHARES OR OTHER CONSIDERATION HEREUNDER AS A RESULT OF SUCH CANCELLATION AND FORFEITURE.

EMPLOYEE’S WRITTEN SIGNATURE BELOW ALSO SHALL BE CONSIDERED EMPLOYEE’S ACKNOWLEDGEMENT AND AGREEMENT THAT THE TERMS AND CONDITIONS OF THIS RESTRICTED STOCK UNIT AGREEMENT SHALL CONTROL AND BE CONSIDERED AN AMENDMENT TO ANY WRITTEN AGREEMENT BETWEEN EMPLOYEE AND THE COMPANY, INCLUDING SPECIFICALLY ANY WRITTEN EMPLOYMENT AGREEMENT, OFFER LETTER, SEVERANCE AGREEMENT OR YOUR PARTICIPATION IN THE COMPANY’S CHANGE IN CONTROL AND SEVERANCE PLAN, SOLELY WITH RESPECT TO THE VESTING OF THESE RESTRICTED STOCK UNITS IN THE EVENT OF EMPLOYEE’S TERMINATION OF EMPLOYMENT OR A CHANGE OF CONTROL.

[Name]

Date: , 2014

Please be sure to retain a copy of your signed Agreement; you may obtain a paper copy at any time and at the Company’s expense by requesting one from Shareholder Services (see paragraph 14 of the Terms and Conditions). You must accept this Agreement by signing a paper copy of the Agreement and delivering it to Shareholder Services.

APPENDIX A

TERMS AND CONDITIONS OF PERFORMANCE-BASED RESTRICTED STOCK UNITS

1. Award. The Company hereby grants to the Employee under the Plan an award of Restricted Stock Units, subject to all of the terms and conditions in this Agreement (the Agreement being comprised of the Notice of Award, Appendix A and Appendix B). If and when any Restricted Stock Units are paid to the Employee, par value for the Shares issued will be deemed paid by the Employee by past services rendered by the Employee. Unless otherwise defined in this Agreement or clear from the context, capitalized terms used in this Agreement will have the same meaning as in the Plan.

2. Company’s Obligation to Pay. Each Restricted Stock Unit represents a right to receive one Share for each vested Restricted Stock Unit pursuant to the terms and conditions of this Agreement. Unless and until the Restricted Stock Units will have vested in the manner set forth in the Agreement, Employee will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Payment of any vested Restricted Stock Units will be made in whole Shares only.

3. Vesting Schedule. The Restricted Stock Units awarded by this Agreement will vest in the Employee subject to the performance-based and service-based vesting requirements set forth in the Agreement. Restricted Stock Units shall not vest in the Employee in accordance with any of the provisions of this Agreement unless the Employee remains a Service Provider through the applicable vesting dates, except as otherwise specifically provided in this Agreement.

4. Forfeiture upon Termination of Service. Notwithstanding any contrary provision of this Agreement, if the Employee ceases to be a Service Provider for any or no reason while any RSUs remain unvested, the then-unvested Restricted Stock Units awarded by this Agreement will immediately be forfeited at no cost to the Company and the Employee will have no further rights thereunder.

5. Committee Discretion. Notwithstanding anything to the contrary in this Agreement, the Committee, in its discretion, may (a) modify the performance and service vesting requirements applicable to the RSUs; or (b) accelerate the vesting of the balance, or some lesser portion of the balance, of the RSUs, except that, except in connection with a Change of Control, the Committee may not accelerate the vesting of any RSUs if the Employee is a “covered employee” under Section 162(m) of the Code for the year of acceleration and the acceleration would, in and of itself, cause the Award to fail to qualify as “performance-based compensation” under Section 162(m). The Committee’s authority under clause (a) of the preceding sentence, when exercised in connection with a pending or expected (that is, expected to occur in the near future) Change of Control, shall be exercised only by the Committee as constituted immediately prior to the Change of Control. The Committee’s authority under clause (a) of the first preceding sentence of this paragraph 5, when exercised not in connection with a pending or expected (in the near future) Change of Control, must be exercised and communicated to the Employee no later than the ninetieth (90th) day of the Fiscal Year to which the change will apply (and, except as may be provided in the Plan, no such change may divest the Employee of any previously vested shares). If the Committee accelerateds any RSUs under this paragraph 5, such RSUs will be considered as having vested as of the date specified by the Committee. Subject to the provisions of this paragraph 5, if the Committee, in its discretion, accelerates the vesting of all or a portion of the RSUs, the payment of such accelerated RSUs shall be made as soon as practicable upon or following the accelerated vesting date, but in no event later than sixty (60) days following the vesting date of the accelerated RSUs. Notwithstanding the preceding, if the vesting of all or a portion of any unvested RSUs is accelerated in connection with the Employee’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if both (a) the Employee is a “specified employee” within the meaning of Section 409A at the time of such termination, and (b) the payment of such accelerated RSUs would result in the imposition of additional tax under Section 409A if paid to the Employee within the six (6) month period following the Employee’s termination, then the payment of such accelerated RSUs will not be made until the date that is six (6) months and one (1) day following the date of the Employee’s termination, unless the Employee dies following his or her termination, in which case, the RSUs will be paid in Shares to the Employee’s estate as soon as practicable following his or her death. Furthermore, if payment of accelerated RSUs in accordance with the preceding above would cause the imposition of additional tax on the Employee under Section 409A, and if the additional tax would be avoided by instead making payment in accordance with the original vesting schedule of the RSUs, payment of the accelerated RSUs shall be made at the time or times that the RSUs otherwise would have vested and been paid (as determined by the Committee). It is the intent of this Agreement to be exempt from or comply with the requirements of Section 409A so that none of the RSUs provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Code.

6. Change of Control.

(a) Subject to paragraph 5, in the event of a Change of Control that occurs:

(i) on or before December 31, 2014, then as of the date of such Change of Control, all of the RSUs awarded by this Agreement and the attached Notice of Award will be forfeited at no cost to the Company and the Employee will have no further rights thereunder.

(ii) after December 31, 2014, but on or before December 31, 2015, and the Company’s non-GAAP EPS for FY2014 was

(1) less than $1.20, one hundred percent (100%) of the RSUs will be forfeited at no cost to the Company and the Employee will have no further rights thereunder.

(2) at least $1.20 but less than $1.235, then twenty percent (20%) of the RSUs will be deemed earned and fully vested as of the date of the Change of Control and the remaining eighty percent (80%) of the RSUs will be forfeited at no cost to the Company and the Employee will have no further rights thereunder.

(3) at least $1.235 but less than $1.305, then twenty-five percent (25%) of the RSUs will be deemed earned and fully vested as of the date of the Change of Control and the remaining seventy-five percent (75%) of the RSUs will be forfeited at no cost to the Company and the Employee will have no further rights thereunder.

(4) greater than or equal to $1.305, then thirty-three percent (33%) of the RSUs will be deemed earned and fully vested as of the date of the Change of Control and the remaining sixty-seven percent (67%) of the RSUs will be forfeited at no cost to the Company and the Employee will have no further rights thereunder.

(iii) After December 31, 2015, but on or before December 31, 2016, if the Company’s non-GAAP EPS for FY2015 was

(1) less than $1.37, one hundred percent (100%) of the RSUs will be forfeited at no cost to the Company and the Employee will have no further rights thereunder.

(2) at least $1.37 but less than $1.455, then forty percent (40%) of the RSUs will be deemed earned and fully vested as of the date of the Change of Control and the remaining sixty percent (60%) of the RSUs will be forfeited at no cost to the Company and the Employee will have no further rights thereunder.

(3) at least $1.455 but less than $1.615, then fifty percent (50%) of the RSUs will be deemed earned and fully vested as of the date of the Change of Control and the remaining fifty percent (50%) of the RSUs will be forfeited at no cost to the Company and the Employee will have no further rights hereunder.

(4) greater than or equal to $1.615, then sixty-six percent (66%) of the RSUs will be deemed earned and fully vested as of the date of the Change of Control and the remaining thirty-four percent (34%) of the RSUs will be forfeited at no cost to the Company and the Employee will have no further rights thereunder.

(iv) After December 31, 2016, but on or before December 31, 2017, if the Company’s non-GAAP EPS for FY2016 was

(1) less than $1.55, one hundred percent (100%) of the RSUs will be forfeited at no cost to the Company and the Employee will have no further rights thereunder.

(2) at least $1.55 but less than $1.705, then sixty percent (60%) of the RSUs will be deemed earned and fully vested as of the date of the Change of Control and the remaining forty percent (40%) of the RSUs will be forfeited at no cost to the Company and the Employee will have no further rights thereunder.

(3) at least $1.705 but less than $1.995, then seventy-five percent (75%) of the RSUs will be deemed earned and fully vested as of the date of the Change of Control and the remaining twenty-five percent (25%) of the RSUs will be forfeited at no cost to the Company and the Employee will have no further rights hereunder.

(4) greater than or equal to $1.995, then one hundred percent (100%) of the RSUs will be deemed earned and fully vested as of the date of the Change of Control.

(v) After December 31, 2017, but on or before December 31, 2018, if the Company’s non-GAAP EPS for FY2017 was

(1) less than $1.76, one hundred percent (100%) of the RSUs will be forfeited at no cost to the Company and the Employee will have no further rights thereunder.

(2) at least $1.76 but less than $1.995, then eighty percent (80%) of the RSUs will be deemed earned and fully vested as of the date of the Change of Control and the remaining twenty percent (20%) of the RSUs will be forfeited at no cost to the Company and the Employee will have no further rights thereunder.

(3) greater than or equal to $1.995, then one hundred percent (100%) of the RSUs will be deemed earned and fully vested as of the date of the Change of Control.

(vi) After December 31, 2018, but before December 31, 2019, if the Company’s non-GAAP EPS for FY2018 was

(1) less than $1.995, one hundred percent (100%) of the RSUs will be forfeited at no cost to the Company and the Employee will have no further rights thereunder.

(2) at least $1.995, then one hundred percent (100%) of the RSUs will be deemed earned and fully vested as of the date of the Change of Control.

(vii) Notwithstanding the above, the Committee may, in its sole and absolute discretion, provide for additional vesting acceleration in the event of a Change of Control as provided by paragraph 5.

(viii) Any RSUs that were earned but are unvested at the time of a Change in Control shall be deemed earned and fully vested as of the date of the Change in Control.

(b) For the avoidance of doubt and solely with respect to this paragraph 6, if the EPS Goal has been achieved prior to a Change of Control, the forfeiture provisions in sections 2, 3, 4 and 5 of Appendix B (regarding potential forfeiture of RSUs depending on non-GAAP EPS performance for the Fiscal Year(s) preceding or following the Fiscal Year of EPS Goal achievement) will not apply to this Award. Except as otherwise provided in the preceding sentence, any RSUs that, prior to a Change of Control, otherwise have been forfeited in accordance with this Agreement, shall remain forfeited permanently and shall not vest pursuant to this paragraph 6.

(c) In the event of a Change of Control, the provisions of paragraphs 5 and 6 will control without regard to any of the terms set forth in any written agreement between Employee and the Company, including, without limitation, any written employment agreement, severance agreement, offer letter, change of control agreement or the TIBCO Software Inc. Change in Control and Severance Plan (the “CICS Plan”). Any acceleration of vesting with respect to the Restricted Stock Units shall occur solely in accordance with the terms set forth herein and further any term or condition of any written employment agreement, severance agreement, offer letter or the CICS Plan shall not apply to the vesting acceleration of the Restricted Stock Units awarded by this Agreement and the attached Notice of Award.

7. Payment after Vesting. Any RSUs that vest will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) as soon as practicable, but in all cases within sixty (60) days, following the vesting date of such RSUs. Any distribution or delivery to be made to the Employee under this Agreement will, if the Employee is then deceased, be made to the administrator or executor of the Employee’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

8. Withholding of Taxes. The Company or the Employer will withhold a portion of the Shares that has an aggregate market value sufficient to pay all Tax Obligations required to be withheld by the Company or the Employer with respect to any RSUs, unless the Committee, in its sole discretion, requires or permits the Employee to make alternate arrangements satisfactory to the Company for such withholdings in advance of the arising of any withholding obligations. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit the Employee to satisfy his or her Tax Obligations, in whole or in part by one or more of the following (without limitation): (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (c) selling a sufficient number of such Shares otherwise deliverable to Employee through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. Notwithstanding any contrary provision of this Agreement, no Shares will be issued in settlement of the vested Restricted Stock Units unless and until satisfactory arrangements (as determined by the Company) will have been made by the Employee with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such Shares. In addition and to the maximum extent permitted by law, the Company or the Employer has the right to retain without notice from salary or other amounts payable to the Employee, cash having a sufficient value to satisfy any tax withholding obligations that the Company determines cannot be satisfied through the withholding of otherwise deliverable Shares. All Tax Obligations related to the award of Restricted Stock Units and any Shares delivered in payment thereof are the sole responsibility of the Employee. By accepting this award, the Employee expressly consents to the withholding of Shares and to any additional cash withholding as provided for in this paragraph 8. Only whole Shares will be withheld or sold to satisfy any tax withholding obligations pursuant to this paragraph 8. The number of Shares withheld will be rounded up to the nearest whole Share, with a cash refund to the Employee for any value of the Shares withheld in excess of the tax obligation (pursuant to such procedures as the Company may specify from time to time). To the extent that the cash refund described in the preceding sentence is not administratively feasible, as determined by the Company in its sole discretion, the number of Shares withheld will be rounded down to the nearest whole Share and, in accordance with this paragraph 8 and to the maximum extent permitted by law, the Company will retain from salary or other amounts payable to the Employee cash having a sufficient value to satisfy any additional tax withholding.

9. Section 280G.

(a) In the event that the benefits provided to the Employee under this Agreement when combined with any other severance and other benefits otherwise payable to Employee (collectively the “Severance Benefits”), if any, (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Agreement, Employee would be subject to the excise tax imposed by Section 4999 of the Code, then Employee’s benefits under this Agreement will be either:

(i) delivered in full, or

(ii) delivered as to such lesser extent which would result in no portion of such Severance Benefits being subject to excise tax under Section 4999 of the Code (the “Excise Tax”),

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of Severance Benefits, notwithstanding that all or some portion of such Severance Benefits may be taxable under Section 4999 of the CodeIf a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (1)

reduction of cash payments in reverse chronological order (i.e., the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced), (2) cancellation of equity awards granted within the twelve-month period prior to a “change of control” (as determined under Code Section 280G) that are deemed to have been granted contingent upon the change of control (as determined under Code Section 280G), in the reverse order of date of grant of the awards (i.e., the most recently granted equity awards will be cancelled first), (3) cancellation of accelerated vesting of equity awards in the reverse order of date of grant of the awards (i.e., the vesting of the most recently granted equity awards will be cancelled first) and (4) reduction of continued employee benefits in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). In no event will Employee have any discretion with respect to the ordering of payment reductions.

(b) Unless the Company and Employee otherwise agree in writing, any determination required under this paragraph 9 will be made in writing by the Company’s independent public accountants immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this paragraph 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph 9. The Accountants shall provide their determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and the Employee within 10 days after the first of the following events to occur and as a result cause a distribution of the Severance Benefits: (A) the Change of Control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder) and (B) Employees’s final day of employment. If the Accountants determine that no Excise Tax is payable by the Employee with respect to the Severance Benefits, it shall furnish the Employee with an opinion to the Company that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Employee.

10. Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Employee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

11. Dividend Equivalents. Employee shall have no right to the payment of any dividends or distributions until such time as the Shares have been actually issued to the Employee with respect to the vested Restricted Stock Units except to the limited extent determined by the Committee in accordance with the Plan.

12. No Effect on Employment. The terms of the Employee’s employment with his or her Employer are governed by applicable local law and any relevant employment agreement. This Agreement and the attached Notice of Award do not constitute an express or implied promise of continued employment for any period of time. The Employee may terminate his or her employment and the Employer may terminate the Employee’s employment in accordance with applicable local law and any relevant employment agreement.

13. Labor Law. By accepting this award of Restricted Stock Units, the Employee acknowledges that: (a) the award of Restricted Stock Units is a one-time benefit which does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units; (b) all determinations with respect to any future awards, including, but not limited to, the times when the Restricted Stock Units shall be granted, the number of Shares subject to each award of Restricted Stock Units and the time or times when Restricted Stock Units shall vest, will be at the sole discretion of the Company; (c) the Employee’s participation in the Plan is voluntary; (d) the value of this Restricted Stock Units is an extraordinary item of compensation which is outside the scope of the Employee’s employment contract, if any; (e) these Restricted Stock Units are not part of the Employee’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the vesting of this Restricted Stock Units ceases upon termination of employment for any reason except as may otherwise be explicitly provided in the Plan or this Agreement; (g) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (h) these Restricted Stock Units have been granted to the Employee in the Employee’s status as an employee of the Company or the Employer; (i) any claims resulting from these Restricted Stock Units shall be enforceable, if at all, against the Company; and (j) there shall be no additional obligations for any subsidiary or affiliate employing the Employee as a result of these Restricted Stock Units.

14. Address for Notices. Any notice to be given to the Company under the terms of this Agreement and the attached Notice of Award will be addressed to the Company, in care of Shareholder Services, TIBCO Software Inc., 3303 Hillview Avenue, Palo Alto, California 94304, or at such other address as the Company may hereafter designate in writing.

15. Award is Not Transferable. Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than by will, by the laws of descent or distribution, or to a Service Provider’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child, support, alimony payments or marital property rights. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of Restricted Stock Units, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, Restricted Stock Units granted herein and the rights and privileges conferred hereby immediately will become null and void.

16. Binding Agreement. Subject to the limitation on the transferability of Restricted Stock Units contained herein, this Agreement and the attached Notice of Award will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

17. Additional Conditions to Issuance of Stock. .The Company shall not be required to issue any Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. state or federal or non-U.S. law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal or non-U.S. governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time (not to exceed five (5) business days) following the vesting date of the Restricted

Stock Units as the Committee may establish from time to time for reasons of administrative convenience. The Company shall make all commercially reasonable efforts (as determined by the Committee) to fulfill the preceding conditions.

18. Plan Governs. This Agreement and the attached Notice of Award are subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. In the event of a conflict between one or more provisions of the attached Notice of Award and one or more provisions of the Plan, the provisions of the Plan will govern.

19. Committee Authority. The Committee will have the power to interpret the Plan, this Agreement and the attached Notice of Award and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Employee, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement and the attached Notice of Award.

20. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

21. Agreement Severable. In the event that any provision in this Agreement or the attached Notice of Award will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement or the attached Notice of Award.

22. Modifications to the Agreement. This Agreement and the attached Notice of Award constitute the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not accepting this Agreement or the attached Notice of Award in reliance on any promises, representations, or inducements other than those contained herein and therein. Modifications to this Agreement, the attached Notice of Award or the Plan can be made only in an express written contract executed by a duly authorized director or officer of the Company. Notwithstanding anything to the contrary in the Plan, this Agreement or the attached Notice of Award, the Company reserves the right to revise this Agreement or the attached Notice of Award as it deems necessary or advisable, in its sole discretion and without the consent of the Employee, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A (but without materially reducing the benefits hereunder). However, in no event will the Company be required to reimburse the Employee (or his or her estate) for any taxes or other costs under Section 409A or for any other tax or tax-related item.

23. Amendment, Suspension or Termination of the Plan. By accepting this Restricted Stock Unit award, the Employee expressly warrants that he or she has received a conditional right to receive Shares issued under the Plan, and has received, read and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.

24. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request the Employee’s consent to participate in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

25. Disclosure of Employee Information. By accepting this Restricted Stock award, the Employee consents to the collection, use and transfer of personal data as described in this paragraph. The Employee understands that the Company and its Subsidiaries hold certain personal information about him or her, including his or her name, home address and telephone number, date of birth, social security or identity number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards of Restricted Stock or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the purpose of managing and administering the Plan (“Data”). The Employee further understands that the Company and/or its Subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of his or her participation in the Plan, and that the Company and/or any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Employee understands that these recipients may be located in the European Economic Area, or elsewhere, such as in the U.S. or Asia. The Employee authorizes the Company to receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer to a broker or other third party with whom he or she may elect to deposit any Shares of stock acquired from this award of Restricted Stock of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares of stock on his or her behalf. The Employee understands that he or she may, at any time, view the Data, require any necessary amendments to the Data or withdraw the consent herein in writing by contacting the Human Resources Department for his or her employer.

26. Notice of Governing Law. This Agreement and the attached Notice of Award shall be governed by the laws of the State of Delaware, U.S.A., without regard to its principles of conflict of laws. For purposes of litigating any dispute that arises under this award of Restricted Stock Units, this Agreement or the attached Notice of Award, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts of the United States for the Northern District of California, and no other courts where this award of Restricted Stock Units is made and/or to be performed.

APPENDIX B

PERFORMANCE-BASED VESTING REQUIREMENTS

1. Requirement to Achieve EPS Goal. In order for the Employee to vest in any of the RSUs, the Company’s non-GAAP EPS during at least one (1) of the Fiscal Years that comprise the Performance Period must be $2.00 or higher. Non-GAAP EPS of at least $2.00 for a Fiscal Year (“FY”) is the “EPS Goal.” “FY EPS” for a particular year means the Company’s actual non-GAAP EPS for that Fiscal Year. The number of RSUs (if any) that actually vest will depend on the Fiscal Year in which the EPS Goal first is attained and on the first Company’s non-GAAP EPS performance for the Fiscal Year(s) following Fiscal Year in which the EPS Goal is achieved.

2. EPS Goal Achievement in FY 2016. The provisions of this section 2 apply only if the EPS Goal is first achieved during FY 2016. If both the EPS Goal is achieved during FY 2016, and FY 2015 EPS was at least $1.62, sixty percent (60%) of the RSUs covered by this Agreement will vest to the extent and as provided in section 6 below and the remaining forty percent (40%) of the RSUs shall vest on the one-year anniversary thereof. If the EPS Goal is achieved during FY 2016 and non-GAAP EPS in FY 2015 is less than $1.62, sixty percent (60%) of the RSUs covered by this Agreement will vest to the extent and as provided in section 6 below, and the remaining unvested RSUs potentially may vest in the future, as provided in this Agreement.

(a) Effect of FY 2017 EPS Performance. If FY 2017 EPS is at least ninety percent (90%) of the EPS Goal, one hundred percent (100%) of the remaining unvested RSUs will vest to the extent and as provided in section 6 below. If FY 2017 EPS is at least eighty percent (80%) of the EPS Goal, but less than ninety percent (90%) of the EPS Goal, fifty percent (50%) of the remaining RSUs will vest to the extent and as provided in section 6 below, and the remaining unvested RSUs potentially may vest in the future, as provided in this Agreement. If FY 2017 EPS is less than eighty percent (80%) of the EPS Goal, none of the remaining unvested RSUs will vest based on FY 2017 performance, but those RSUs potentially may vest in the future, as provided in this Agreement.

(b) Effect of FY 2018 EPS Performance.

(i) If FY 2018 EPS is at least ninety percent (90%) of the EPS Goal, any RSUs that remain unvested will vest to the extent and as provided in section 6 below.

(ii) If FY 2018 EPS is at least eighty percent (80%) of the EPS Goal, but less than ninety percent (90%) of the EPS Goal, and no RSUs vested under clause (a) of this section 2, then fifty percent (50%) of any RSUs that remain unvested will vest to the extent and as provided in section 6 below, and the remaining fifty percent (50%) never will vest and will be forfeited back to the Company at no cost to the Company.

(iii) If FY 2018 EPS is at least eighty percent (80%) of the EPS Goal, but less than ninety percent (90%) of the EPS Goal, and 50% of the then remaining RSUs vested under clause (a) of this section 2, then no additional RSUs shall vest and the remaining unvested RSUs never will vest and will be forfeited back to the Company at no cost to the Company.

(iv) If FY 2018 EPS is less than eighty percent (80%) of the EPS Goal, any RSUs that remain unvested never will vest and will be forfeited back to the Company at no cost to the Company.

3. EPS Goal Achievement in FY 2017. The provisions of this section 3 apply only if the EPS Goal is first achieved during FY 2017. If both the EPS Goal is achieved during FY 2017, and FY 2016 EPS was at least $1.71, one hundred percent (100%) of the RSUs covered by this Agreement will vest to the extent and as provided in section 6 below. If the EPS Goal is achieved during FY 2017, but FY 2016 EPS was less than $1.71, fifty percent (50%) of the RSUs covered by this Agreement will vest to the extent and as provided in section 6 below, and the remaining unvested RSUs potentially may vest in the future, as provided in this Agreement.

(a) Effect of FY 2018 EPS Performance. If FY 2018 EPS is at least ninety percent (90%) of the EPS Goal, any RSUs that remain unvested will vest to the extent and as provided in section 6 below. If FY 2018 EPS is at least eighty percent (80%) of the EPS Goal, but less than ninety percent (90%) of the EPS Goal, fifty percent (50%) of any RSUs that remain unvested will vest to the extent and as provided in section 6 below, and the remaining fifty percent (50%) never will vest and will be forfeited back to the Company at no cost to the Company. If FY 2018 EPS is less than eighty percent (80%) of the EPS Goal, any RSUs that remain unvested never will vest and will be forfeited back to the Company at no cost to the Company.

4. EPS Goal Achievement in FY 2018. The provisions of this section 4 apply only if the EPS Goal is first achieved during FY 2018. If both the EPS Goal is achieved during FY 2018, and FY 2017 EPS was at least $1.76, one hundred percent (100%) of the RSUs covered by this Agreement will vest to the extent and as provided in section 6 below. If the EPS Goal is achieved during FY 2018, but FY 2017 EPS was less than $1.76, fifty percent (50%) of the RSUs covered by this Agreement will vest to the extent and as provided in section 6 below, and the remaining unvested RSUs potentially may vest in the future, as provided in this Agreement.

(a) Effect of FY 2019 EPS Performance. If FY 2019 EPS is at least ninety percent (90%) of the EPS Goal, any RSUs that remain unvested will vest to the extent and as provided in section 6 below. If FY 2019 EPS is at least eighty percent (80%) of the EPS Goal, but less than ninety percent (90%) of the EPS Goal, fifty percent (50%) of any RSUs that remain unvested will vest to the extent and as provided in section 6 below, and the remaining fifty percent (50%) never will vest and will be forfeited back to the Company at no cost to the Company. If FY 2019 EPS is less than eighty percent (80%) of the EPS Goal, any RSUs that remain unvested never will vest and will be forfeited back to the Company at no cost to the Company.

5. Forfeiture of RSUs for Certain EPS Results in FY 2016 and FY 2017. The provisions of this section 5 apply only if the EPS Goal is not achieved during FY 2016 and FY 2017. If FY 2016 EPS is less than $1.20, twenty-five percent (25%) of the RSUs covered by this Agreement never will vest and will be forfeited back to the Company at no cost to the Company. If FY 2017 EPS is less than $1.40, up to fifty percent (50%) of the number of RSUs covered by this Agreement never will vest and will be forfeited back to the Company at no cost to the Company. For the purpose of clarity, (a) if FY 2016 EPS is less than $1.20, and FY 2017 EPS is less than $1.40, a total of fifty percent (50%) of the RSUs covered by this Agreement never will vest and will be forfeited back to the Company at no cost to the Company; (b) if FY 2016 EPS is greater than $1.20, but FY 2017 EPS is less than $1.40, a total of fifty percent (50%) of the RSUs covered by this Agreement never will vest and will be forfeited back to the Company at no cost to the Company; or (c) if FY 2016 EPS is less than $1.20, but FY 2017 EPS is greater than $1.40, a total of twenty-five percent (25%) of the RSUs covered by this Agreement never will vest and will be forfeited back to the Company at no cost to the Company.

6. Determination of non-GAAP EPS and Date of Vesting. The Committee, in its sole discretion, will make all determinations regarding the level of non-GAAP EPS attained, whether the EPS Goal has been achieved, and whether any RSUs will or have vested. The Committee’s determinations and interpretations shall be final and binding on all parties. The Committee shall determine actual performance and goal attainment (if any) after the Audit Committee of the Board has completed and delivered its calculations of non-GAAP EPS to the Committee and in no event later than the January 31 that next follows the Fiscal Year for which performance is being measured. Any RSUs that are to vest will be deemed to vest as of the day following the day on which the Committee makes its determination. The Committee shall make its determination in writing, certifying the level of performance achieved.

7. Definition of Non-GAAP EPS. For purposes of this Agreement, non-GAAP EPS means the Company’s consolidated GAAP net income at the point of measurement adjusted for: (i) stock-based compensation expense; (ii) amortization and impairment of acquired intangible assets; (iii) acquisition related charges incurred after the issuance of a signed or definitive term sheet that include third party legal, banker, accounting, other advisory fees and severance costs for terminated employees of the acquired company for employees that are terminated within 90 days of the acquisition date for completed, in process or uncompleted transactions; (iv) fair value deferred revenue adjustments in accordance with business combination standards that are at least five (5) million dollars or greater from acquisitions (per acquisition); (v) non-cash expenses incurred in connection with the impairment or write-off of goodwill, in-process research and development or any other intangible assets; (vi) costs related to approved restructuring activities that are separately disclosed in the Company’s GAAP financial statements; (vii) litigation settlements and third party legal expenses associated with litigation settlements; (viii) gains and losses on equity investments; (ix) other non-recurring extraordinary items that are separately disclosed in the Company’s GAAP financial statements; (x) non cash interest income and expense; (xi) adjustments for changes in the valuation allowance recorded against the Company’s deferred tax assets in accordance with GAAP; and (xii) the income tax effects of the preceding adjustments; divided by diluted GAAP shares.

8. Requirement to Remain a Service Provider. In order for any RSUs to vest, the Employee must remain a Service Provider continuously through the applicable vesting date.